August 2017 Free Writing Prospectus Registration Statement No. 333-202524 Dated August 11, 2017 Filed Pursuant to Rule 433

Structured Investments

Trigger PLUS Based on the Worst Performing of the S&P 500® Index and the EURO STOXX 50® Index due February 22, 2019

Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

The Trigger PLUS offered are senior unsecured debt securities of HSBC USA Inc. (“HSBC”), will not pay interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus, as supplemented or modified by this free writing prospectus. All references to “Reference Asset” in the prospectus supplement and the Equity Index Underlying Supplement shall refer to the “underlying indices” herein. At maturity, if the level of the worst performing underlying index has remained the same or appreciated, investors will receive the stated principal amount of their investment plus leveraged upside performance of the worst performing underlying index. If the level of the worst performing underlying index has depreciated by no more than 10%, the investor will receive the stated principal amount. However, if the level of any underlying index has depreciated by more than 10%, investors will be negatively exposed to the full amount of the percentage decline in the worst performing underlying index and will lose 1% of the stated principal amount for every 1% decline in the worst performing underlying index from the pricing date to the valuation date. These Trigger PLUS are for investors who seek an equity index-based return and who are willing to risk their principal and forgo current income in exchange for the leverage feature, which applies to any positive performance of the worst performing underlying index. Investors may lose up to 100% of the stated principal amount of the Trigger PLUS. All payments on the Trigger PLUS are subject to the credit risk of HSBC.

INDICATIVE TERMS
Issuer:		HSBC USA Inc. (“HSBC”)
Maturity date*:		February 22, 2019, subject to adjustment as described under “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Equity Index Underlying Supplement
Underlying indices:		S&P 500® Index (Bloomberg symbol: SPX) (the “SPX”) and EURO STOXX 50® Index (Bloomberg symbol: SX5E) (the “SX5E”) (each, an “underlying index”)
Aggregate principal amount:		$
Payment at maturity:

•     If the final level of the worst performing underlying index is greater than or equal to its initial level:

$10 + the leveraged upside payment

•     If the final level of the worst performing underlying index is less than its initial level but is greater than or equal to its trigger level:

$10

•     If the final level of the worst performing underlying index is less than its trigger level:

$10 x the index performance factor

This amount will be less than $9.00. You will lose at least 10% of the stated principal amount if the final level of the worst performing underlying index is less than its trigger level. All payments on the Trigger PLUS are subject to the credit risk of HSBC.

Leveraged upside payment:		$10 x leverage factor x index percent change
Leverage factor:		At least 210% (to be determined on the pricing date)
Index percent change:		With respect to each underlying index, (final level – initial level) / initial level
Trigger level:		With respect to each underlying index, , which is 90% of its initial level
Initial level:		With respect to each underlying index, the official closing level of the underlying index on the pricing date
Final level:		With respect to each underlying index, the official closing level of the underlying index on the valuation date
Official closing level:		With respect to each underlying index, the official closing level of the underlying index on any scheduled trading day as determined by the calculation agent based upon the value displayed on Bloomberg Professional® service page “SPX <INDEX>” and Bloomberg Professional® service page “SX5E <INDEX>” or any successor page on the Bloomberg Professional® service or any successor service, as applicable
Valuation date*:		February 19, 2019, subject to adjustment as described in “Additional Terms of the Notes—Valuation Dates” in the accompanying Equity Index Underlying Supplement
Index performance factor:		With respect to each underlying index, final level / initial level
Worst performing underlying index:		The underlying index with the largest percentage decrease (or smallest percent increase) from its initial level to its final level.
Stated principal amount:		$10 per Trigger PLUS
Issue price:		$10 per Trigger PLUS
Pricing date*:		On or about August 18, 2017
Original issue date*:		On or about August 23, 2017 (3 business days after the pricing date)
Estimated initial value:		The estimated initial value of the Trigger PLUS will be less than the price you pay to purchase the Trigger PLUS. The estimated initial value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Trigger PLUS in the secondary market, if any, at any time. The estimated initial value will be calculated on the pricing date and will be set forth in the pricing supplement to which this free writing prospectus relates. See “Risk Factors—The estimated initial value of the Trigger PLUS, which will be determined by us on the pricing date, will be less than the price to public and may differ from the market value of the Trigger PLUS in the secondary market, if any.”
CUSIP:		40435G626
ISIN:		US40435G6263
Listing:		The Trigger PLUS will not be listed on any securities exchange.
Agent:		HSBC Securities (USA) Inc., an affiliate of HSBC. See “Supplemental plan of distribution (conflicts of interest)”.
Commissions and issue price:	Price to public	Fees and commissions	Proceeds to issuer
Per Trigger PLUS	$10.00	$0.20(1)	$9.75
$0.05(2)
Total	$	$	$
(1)	HSBC Securities (USA) Inc., acting as agent for HSBC, will receive a fee of $0.25 per $10 stated principal amount and will pay Morgan Stanley Wealth Management a fixed sales commission of $0.20 for each Trigger PLUS they sell. See “Supplemental plan of distribution (conflicts of interest).”
(2)	Of the amount per $10 stated principal amount received by HSBC Securities (USA) Inc., acting as agent for HSBC, HSBC Securities (USA) Inc. will pay Morgan Stanley Wealth Management a structuring fee of $0.05 for each Trigger PLUS.

* The pricing date, original issue date and the other dates set forth above are subject to change, and will be set forth in the pricing supplement relating to the Trigger PLUS.
The estimated initial value of the Trigger PLUS on the pricing date is expected to be between $9.50 and $9.75 per Trigger PLUS, which will be less than the price to public. The market value of the Trigger PLUS at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated initial value” above and “Risk Factors” beginning on page 6 of this document for additional information.

An investment in the Trigger PLUS involves certain risks. See “Risk Factors” beginning on page 6 of this free writing prospectus, page S-2 of the Equity Index Underlying Supplement and page S-1 of the prospectus supplement.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved the Trigger PLUS, or determined that this free writing prospectus or the accompanying Equity Index Underlying Supplement, prospectus supplement or prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

HSBC has filed a registration statement (including a prospectus, a prospectus supplement and an Equity Index Underlying Supplement) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus, prospectus supplement, and Equity Index Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and Equity Index Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You should read this document together with the related Equity Index Underlying Supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

The Equity Index Underlying Supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420415014327/v403626_424b2.htm

The prospectus supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420415014311/v403645_424b2.htm

Trigger PLUS Based on the Worst Performing of the S&P 500® Index and the EURO STOXX 50® Index due February 22, 2019

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

The prospectus at: http://www.sec.gov/Archives/edgar/data/83246/000119312515078931/d884345d424b3.htm

The Trigger PLUS are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction, and involve investment risks including possible loss of the stated principal amount invested due to the credit risk of HSBC.

August 2017	Page 2

Trigger PLUS Based on the Worst Performing of the S&P 500® Index and the EURO STOXX 50® Index due February 22, 2019

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Investment Summary

Trigger Performance Leveraged Upside Securities

Principal at Risk Securities

The Trigger PLUS Based on the Worst Performing of the S&P 500® Index and the EURO STOXX 50® Index due February 22, 2019 (the “Trigger PLUS”) can be used:

▪	As an alternative to direct exposure to the underlying indices that enhances returns for any positive performance of the worst performing underlying index

▪	To provide limited protection against a loss of principal in the event of a decline of the worst performing underlying index as of the valuation date, but only if the final index level of the worst performing index is greater than or equal to its trigger level.

▪	To enhance positive returns and potentially outperform the worst performing underlying index in a bullish scenario, with no limitation on the appreciation potential

Maturity:	Approximately 18 months
Leverage factor:	At least 210% (to be determined on the pricing date)
Minimum payment at maturity:	None. You may lose your entire initial investment in the Trigger PLUS.
Trigger level:	With respect to each underlying index, 90% of its initial level
Coupon:	None

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Trigger PLUS Based on the Worst Performing of the S&P 500® Index and the EURO STOXX 50® Index due February 22, 2019

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Key Investment Rationale

The Trigger PLUS offer a leveraged exposure on the positive performance of the worst performing underlying index. At maturity, if the level of each underlying index has remained the same or appreciated, investors will receive the stated principal amount of their investment plus a return reflecting the leveraged upside performance of the worst performing underlying index. If the level of the worst performing underlying index has depreciated by no more than 10%, investors will receive the stated principal amount. However, if the level of any underlying index has decreased by more than 10%, investors will lose 1% of the principal amount for every 1% that the level of the worst performing underlying index has declined in its final level from its initial level. Investors may lose up to 100% of the stated principal amount of the Trigger PLUS.

These Trigger PLUS are for investors who seek an equity index-based return and who are willing to risk their principal and forgo current income in exchange for the leverage feature, which applies to any positive performance of the worst performing underlying index. All payments on the Trigger PLUS are subject to the credit risk of HSBC.

Leveraged Upside Performance	The Trigger PLUS offer investors an opportunity to capture enhanced returns for any positive performance relative to a direct investment in the securities included in the underlying indices.
Trigger Feature	At maturity, even if the level of the worst performing underlying index has declined over the term of the Trigger PLUS, you will receive your stated principal amount, but only if the final index level of the worst performing underlying index is greater than or equal to its trigger level.
Upside Scenario if each Underlying Index Remains the Same or Appreciates	The final level of each underlying index is greater than or equal to its initial level and, at maturity for each Trigger PLUS, we will pay the stated principal amount of $10 plus at least 210% (to be determined on the pricing date) of the worst performing underlying index percent change.
Par Scenario	The final level of the worst performing underlying index is less than its initial level but is greater than or equal to its trigger level, which is 90% of its initial level. In this case, at maturity for each Trigger PLUS, we will pay the stated principal amount of $10.
Downside Scenario	The final level of the worst performing underlying index is less than its trigger level, at maturity for each Trigger PLUS, we will pay less than the stated principal amount in an amount that is proportionate to the decline in the final level of the worst performing underlying index from its initial level. This amount will be less than $9.00 per Trigger PLUS. For example, if the final level of the worst performing underlying index is 70% less than its initial level, the payment on the Trigger PLUS will result in a loss of 70% of principal at $3.00, or 30% of the stated principal amount. There is no minimum payment at maturity on the Trigger PLUS.

August 2017	Page 4

Trigger PLUS Based on the Worst Performing of the S&P 500® Index and the EURO STOXX 50® Index due February 22, 2019

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

How the Trigger PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Trigger PLUS assuming the following terms:

Stated principal amount:	$10 per Trigger PLUS
Hypothetical leverage factor:	At least 210% (to be determined on the pricing date)
Trigger level:	With respect to each underlying index, 90% of its initial level

Trigger PLUS Payoff Diagram

How it works

▪	Upside Scenario if each Underlying Index Remains the Same or Appreciates: If the final level of each underlying index is greater than or equal to its initial level, investors would receive the $10 stated principal amount plus at least 210% (to be determined on the pricing date) of the appreciation of the worst performing underlying index.

▪	For example, if the worst performing underlying index appreciates 5%, investors would receive a 10.5% return, or $11.05 per Trigger PLUS.

▪	Par Scenario: If the final level of the worst performing underlying index is less than its initial level but is greater than or equal to its trigger level, investors would receive the stated principal amount of $10 per Trigger PLUS.

▪	For example, if the level of the worst performing underlying index declines by 10%, investors would receive the $10 stated principal amount per Trigger PLUS.

▪	Downside Scenario: If the final level of each underlying index is less than its trigger level, investors would receive an amount that is less than the stated principal amount, based on a 1% loss of principal for each 1% decline in the level of the worst performing underlying index. This amount will be less than $9.00 per Trigger PLUS. There is no minimum payment at maturity on the Trigger PLUS.

▪	For example, if the worst performing underlying index declines by 90%, investors would lose 90% of their principal and receive only $1.00 per Trigger PLUS at maturity, or 10% of the stated principal amount.

August 2017	Page 5

Trigger PLUS Based on the Worst Performing of the S&P 500® Index and the EURO STOXX 50® Index due February 22, 2019

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Investor Suitability

The Trigger PLUS may be suitable for you if:	The Trigger PLUS may not be suitable for you if:

▪     You seek an investment with a leveraged positive return linked to the worst performing underlying index and you believe such underlying index will increase over the term of the securities.

▪     You are willing to make an investment that is exposed to any negative index performance factor of the worst performing underlying index on a 1-to-1 basis beyond its trigger level.

▪     You are willing to accept the risk and return profile of the Trigger PLUS versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

▪     You are willing to forgo dividends or other distributions paid to holders of the stocks included in the underlying indices.

▪     You do not seek current income from your investment.

▪     You do not seek an investment for which there is an active secondary market.

▪     You are willing to hold the Trigger PLUS to maturity.

▪     You are comfortable with the creditworthiness of HSBC, as Issuer of the Trigger PLUS.

▪     You believe that the final level of the worst performing underlying index will be less than its trigger level or that its index percent change will not be sufficiently positive to provide you with your desired return.

▪     You are unwilling to make an investment that is exposed to any negative index performance factor of the worst performing underlying index on a 1-to-1 basis beyond its trigger level.

▪     You seek an investment that provides full return of principal.

▪     You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

▪     You prefer to receive the dividends or other distributions paid on the stocks included in the underlying indices.

▪     You seek current income from your investment.

▪     You seek an investment for which there will be an active secondary market.

▪     You are unable or unwilling to hold the Trigger PLUS to maturity.

▪     You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Trigger PLUS.

August 2017	Page 6

Trigger PLUS Based on the Worst Performing of the S&P 500® Index and the EURO STOXX 50® Index due February 22, 2019

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Risk Factors

We urge you to read the section “Risk Factors” on page S-2 of the accompanying Equity Index Underlying Supplement and page S-1 of the accompanying prospectus supplement. Investing in the Trigger PLUS is not equivalent to investing directly in any of the stocks included in the underlying indices. You should understand the risks of investing in the Trigger PLUS and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the Trigger PLUS in light of your particular financial circumstances and the information set forth in this free writing prospectus and the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and Equity Index Underlying Supplement, including the explanation of risks relating to the Trigger PLUS described in the following sections:

“— Risks Relating to All Note Issuances” in the prospectus supplement;

“— General Risks Relating to Indices” in the Equity Index Underlying Supplement;

“— Securities prices generally are subject to political, economic, financial, and social factors that apply to the markets in which they trade and to a lesser extent, foreign markets” in the Equity Index Underlying Supplement; and

“— Time differences between the domestic and foreign markets and New York City may create discrepancies in the trading level or price of the Notes” in the Equity Index Underlying Supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

▪	Trigger PLUS do not pay interest and may result in a loss of principal. The terms of the Trigger PLUS differ from those of ordinary debt securities in that the Trigger PLUS do not pay interest or guarantee payment of the principal amount at maturity. If the final level of the worst performing underlying index is less than its trigger level (which is 90% of its initial level), you will receive for each Trigger PLUS that you hold a payment at maturity that is at least 10% less than the stated principal amount of each Trigger PLUS. In this case, you will lose a portion of your principal amount equal to the percentage decline in the level of the worst performing underlying index from its initial level to its final level, subject to the credit risk of HSBC. There is no minimum payment on the Trigger PLUS and you may lose up to 100% of the stated principal amount.

▪	Credit risk of HSBC USA Inc. The Trigger PLUS are senior unsecured debt obligations of the issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Trigger PLUS will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Trigger PLUS depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Trigger PLUS and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Trigger PLUS.

▪	The market price will be influenced by many unpredictable factors. Several factors will influence the value of the Trigger PLUS in the secondary market and the price at which HSBC Securities (USA) Inc. may be willing to purchase or sell the Trigger PLUS in the secondary market, including: the value, volatility and dividend yield, as applicable, of the underlying indices and the securities comprising the underlying indices, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events and any actual or anticipated changes in our credit ratings or credit spreads. Generally, the longer the time remaining to maturity, the more the market price of the Trigger PLUS will be affected by the other factors described above. The levels of the underlying indices may be, and have recently been, volatile, and we can give you no assurance that the volatility will lessen. See “Information about the Underlying Indices” below. You may receive less, and possibly significantly less, than the stated principal amount per Trigger PLUS if you try to sell your Trigger PLUS prior to maturity.

▪	Investing in the Trigger PLUS is not equivalent to investing in the securities included in the underlying indices. Investing in the Trigger PLUS is not equivalent to investing in the underlying indices or their component securities. Investors in the Trigger PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the securities included in the underlying indices.

▪	Because the Trigger PLUS are linked to the performance of the worst performing underlying index, you are exposed to greater risks of sustaining a significant loss on your investment than if the Trigger PLUS were linked to just one underlying index. The risk that you will suffer a significant loss on your investment is greater if you invest in the Trigger PLUS as opposed to substantially similar securities that are linked to the performance of just one underlying index. With 2 underlying indices, it is more likely that one or both of the underlying indices will close below its trigger level on the valuation date than if the Trigger PLUS was linked to only one underlying index. Therefore, it is more likely that you will suffer a significant loss on your investment.

August 2017	Page 7

Trigger PLUS Based on the Worst Performing of the S&P 500® Index and the EURO STOXX 50® Index due February 22, 2019

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

▪	The Trigger PLUS are linked to the SX5E and are subject to risks associated with non-U.S. companies. As the SX5E is one of the underlying indices, an investment in the Trigger PLUS involves risks associated with the home countries of those non-U.S. companies. The prices of these non-U.S. stocks may be affected by political, economic, financial and social factors in their respective home countries, including changes in governmental, economic and fiscal policies, currency exchange laws or other laws or restrictions, which could affect the value of the Trigger PLUS. Those foreign securities may have less liquidity and could be more volatile than many of the securities traded in U.S. or other longer-established securities markets. Direct or indirect government intervention to stabilize the relevant foreign securities markets, as well as cross shareholdings in foreign companies, may affect trading levels or prices and volumes in those markets. The other special risks associated with foreign securities may include, but are not limited to: less liquidity and smaller market capitalizations; less rigorous regulation of securities markets; different accounting and disclosure standards; governmental interference; currency fluctuations; higher inflation; and social, economic and political uncertainties. These factors may adversely affect the performance of the SX5E and, as a result, the value of the Trigger PLUS.

▪	The Trigger PLUS will not be adjusted for changes in exchange rates. Although the equity securities comprising the SX5E are traded in currencies other than U.S. dollars, and the securities are denominated in U.S. dollars, the amount payable on the securities, if any, will not be adjusted for changes in the exchange rates between the U.S. dollar and the currencies in which these non-U.S. equity securities are denominated. Changes in exchange rates, however, may reflect changes in the applicable non-U.S. economies that in turn may affect the level of the SX5E, and therefore the Trigger PLUS.

▪	Adjustments to any underlying index could adversely affect the value of the Trigger PLUS. The sponsor of an underlying index may add, delete or substitute the securities comprising the relevant underlying index. In addition, the publisher of an underlying index may make other methodological changes that could change the level of that underlying index. Further, the publisher of an underlying index may discontinue or suspend calculation or publication of that underlying index at any time. Any such actions could affect the value of and the return on the Trigger PLUS.

▪	The estimated initial value of the Trigger PLUS, which will be determined by us on the pricing date, will be less than the price to public and may differ from the market value of the Trigger PLUS in the secondary market, if any. The estimated initial value of the Trigger PLUS will be calculated by us on the pricing date and will be less than the price to public. The estimated initial value will reflect our internal funding rate, which is the borrowing rate we pay to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Trigger PLUS. This internal funding rate is typically lower than the rate we would pay when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the estimated initial value of the Trigger PLUS may be lower if it were based on the prices at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Trigger PLUS to be more favorable to you. We will determine the value of the embedded derivatives in the Trigger PLUS by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Trigger PLUS that are different from our estimated initial value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The estimated initial value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Trigger PLUS in the secondary market (if any exists) at any time.

▪	The price of your Trigger PLUS in the secondary market, if any, immediately after the pricing date will be less than the price to public. The price to public takes into account certain costs. These costs will include our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Trigger PLUS, the underwriting discount and the costs associated with structuring and hedging our obligations under the Trigger PLUS. These costs, except for the underwriting discount, will be used or retained by us or one of our affiliates. If you were to sell your Trigger PLUS in the secondary market, if any, the price you would receive for your Trigger PLUS may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Trigger PLUS in the secondary market, if any, at any time after issuance will vary based on many factors, including the levels of the underlying indices and changes in market conditions, and cannot be predicted with accuracy. The Trigger PLUS are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Trigger PLUS to maturity. Any sale of the Trigger PLUS prior to maturity could result in a loss to you.

▪	If HSBC Securities (USA) Inc. were to repurchase your Trigger PLUS immediately after the original issue date, the price you receive may be higher than the estimated initial value of the Trigger PLUS. Assuming that all relevant factors remain constant after the original issue date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Trigger PLUS in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed the estimated

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Trigger PLUS Based on the Worst Performing of the S&P 500® Index and the EURO STOXX 50® Index due February 22, 2019

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

initial value on the pricing date for a temporary period expected to be approximately 12 months after the original issue date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Trigger PLUS and other costs in connection with the Trigger PLUS that we will no longer expect to incur over the term of the Trigger PLUS. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Trigger PLUS and any agreement we may have with the distributors of the Trigger PLUS. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the original issue date of the Trigger PLUS based on changes in market conditions and other factors that cannot be predicted.

▪	The amount payable on the Trigger PLUS is not linked to the level of an underlying index at any time other than the valuation date. The final levels will be based on the official closing levels of the underlying indices on the valuation date, subject to postponement for non-trading days and certain market disruption events. Even if the level of an underlying index appreciates prior to the valuation date but then decreases by the valuation date, the payment at maturity may be less, and may be significantly less, than it would have been had the payment at maturity been linked to the level of that underlying index prior to that decrease. Although the actual level of an underlying index on the stated maturity date or at other times during the term of the Trigger PLUS may be higher than its final level, the payment at maturity will be based solely on the official closing level of the worst performing underlying index on the valuation date.

▪	The Trigger PLUS will not be listed on any securities exchange and secondary trading may be limited. The Trigger PLUS will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Trigger PLUS. HSBC Securities (USA) Inc. may, but is not obligated to, make a market in the Trigger PLUS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Trigger PLUS easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Trigger PLUS, the price at which you may be able to trade your Trigger PLUS is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to transact. If, at any time, HSBC Securities (USA) Inc. were to cease making a market in the Trigger PLUS, it is likely that there would be no secondary market for the Trigger PLUS. Accordingly, you should be willing to hold your Trigger PLUS to maturity.

▪	The calculation agent, which is HSBC or one of its affiliates, will make determinations with respect to the Trigger PLUS. As calculation agent, HSBC or one of its affiliates will determine the initial levels, the trigger levels and the final levels of the underlying indices, including whether the value of any underlying index has decreased to or below its trigger level, and will calculate the amount of cash, if any, that you will receive at maturity. Determinations made by HSBC or one of its affiliates in its capacity as calculation agent may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or the calculation of the final level of an underlying index in the event of a discontinuance of an underlying index. These determinations, which may be subjective, may adversely affect the payout to you at maturity, if any. Although the calculation agent will make all determinations and take all action in relation to the Trigger PLUS in good faith, it should be noted that such discretion could have an impact (positive or negative) on the value of your Trigger PLUS. The calculation agent is under no obligation to consider your interests as a holder of the Trigger PLUS in taking any actions, including the determination of the initial level of an underlying index, that might affect the value of your Trigger PLUS.

▪	Hedging and trading activity by our affiliates could potentially adversely affect the value of the Trigger PLUS. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the Trigger PLUS (and possibly to other instruments linked to the underlying indices or their respective component stocks), including trading in the stocks that constitute the underlying indices as well as in other instruments related to the underlying indices. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Trigger PLUS and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. Some of our affiliates also trade those stocks and other instruments relating to the underlying indices on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial level of an underlying index and, therefore, could increase the level at which an underlying index must close so that an investor does not suffer a loss on the investor’s initial investment in the Trigger PLUS. Additionally, hedging or trading activities during the term of the Trigger PLUS, including on the valuation date, could adversely affect the level of an underlying index on the valuation date and, accordingly, the amount of cash, if any, an investor will receive at maturity.

▪	The Trigger PLUS are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction. The Trigger PLUS are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Trigger PLUS is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full payment at maturity of the Trigger PLUS.

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Principal at Risk Securities

▪	The U.S. federal income tax consequences of an investment in the Trigger PLUS are uncertain. For a discussion of certain of the U.S. federal income tax consequences of your investment in a Trigger PLUS, please see the discussion under “Additional Information About the Trigger PLUS —Tax considerations” herein, and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

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Principal at Risk Securities

Information About the Underlying Indices

S&P 500® Index Overview

The underlying index is a capitalization-weighted index of 500 U.S. stocks. It is designed to measure performance of the broad domestic economy through changes in the aggregate market value of 500 stocks representing all major industries.

The top 5 industry groups by market capitalization as of July 31, 2017 were: Information Technology, Financials, Health Care, Consumer Discretionary and Industrials.

For more information about this underlying index, see “The S&P 500® Index” beginning on page S-44 of the accompanying Equity Index Underlying Supplement.

Historical Information

The following graph sets forth the historical performance of the SPX based on its daily historical official closing level from January 2, 2008 through August 8, 2017. We obtained the official closing levels below from the Bloomberg Professional® service. We have not independently verified the accuracy or completeness of the information obtained from the Bloomberg Professional® service. The historical performance of the SPX should not be taken as an indication of its future performance, and no assurance can be given as to the level of the SPX at any time, including on the valuation date.

Historical Performance of the S&P 500® Index – Daily Official Closing Levels January 2, 2008 to August 8, 2017

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EURO STOXX 50® Index Overview

The SX5E is composed of 50 stocks from the Eurozone (Austria, Belgium, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain) portion of the STOXX Europe 600 Supersector indices. The STOXX Europe 600 Supersector indices contain the 600 largest stocks traded on the major exchanges of 18 European countries and are organized into the following 19 Supersectors: automobiles & parts; banks; basic resources; chemicals; construction & materials; financial services; food & beverage; health care; industrial goods & services; insurance; media; oil & gas; personal & household goods; real estate; retail; technology; telecommunications; travel & leisure and utilities.

For more information about the SX5E, see “The EURO STOXX 50® Index” beginning on page S-11 of the accompanying Equity Index Underlying Supplement.

Historical Information

The following graph sets forth the historical performance of the SX5E based on its daily historical official closing level from January 2, 2008 through August 8, 2017. We obtained the official closing levels below from the Bloomberg Professional® service. We have not independently verified the accuracy or completeness of the information obtained from the Bloomberg Professional® service. The historical performance of the SX5E should not be taken as an indication of its future performance, and no assurance can be given as to the level of the SX5E at any time, including on the valuation date.

Historical Performance of the EURO STOXX 50® Index – Daily Official Closing Levels January 2, 2008 to August 8, 2017

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Principal at Risk Securities

Additional Information About the Trigger PLUS

Please read this information in conjunction with the summary terms on the cover page of this document.

General Information
Listing:	The Trigger PLUS will not be listed on any securities exchange.
CUSIP:	40435G626
ISIN:	US40435G6263
Minimum ticketing size:	$1,000 / 100 Trigger PLUS
Denominations:	$10 per Trigger PLUS and integral multiples thereof
Interest:	None
Tax considerations:

There is no direct legal authority as to the proper tax treatment of each Trigger PLUS, and therefore significant aspects of the tax treatment of each Trigger PLUS are uncertain as to both the timing and character of any inclusion in income in respect of each Trigger PLUS. Under one approach, each Trigger PLUS could be treated as a pre-paid executory contract with respect to the underlying indices. We intend to treat each Trigger PLUS consistent with this approach. Pursuant to the terms of each Trigger PLUS, you agree to treat each Trigger PLUS under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Morrison & Foerster LLP, it is reasonable to treat each Trigger PLUS as a pre-paid executory contract with respect to the underlying indices. Pursuant to this approach, we do not intend to report any income or gain with respect to each Trigger PLUS prior to maturity or an earlier sale or exchange, and we intend to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided that you have held the Trigger PLUS for more than one year at such time for U.S. federal income tax purposes.

In Notice 2008-2, the Internal Revenue Service and the Treasury Department requested comments as to whether the purchaser of certain securities (which may include the Trigger PLUS) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a security or contract should be ordinary or capital and whether foreign holders should be subject to withholding tax on any deemed income accrual. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder (as defined under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement) of a Trigger PLUS is required to accrue income in respect of the Trigger PLUS prior to the receipt of payments under the Trigger PLUS or its earlier sale or exchange. Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of a Trigger PLUS as ordinary income (including gain on a sale or exchange). Finally, it is possible that a non-U.S. holder (as defined under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement) of the Trigger PLUS could be subject to U.S. withholding tax in respect of a Trigger PLUS. It is unclear whether any regulations or other guidance would apply to the Trigger PLUS (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the U.S. federal income tax treatment of the Trigger PLUS.

We will not attempt to ascertain whether any of the entities whose stock is included in the underlying indices would be treated as a passive foreign investment company (a “PFIC”) or United States real property holding corporation (a “USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the entities whose stock is included in the underlying indices were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the entities whose stock is included in the underlying indices and consult your tax advisor regarding the possible consequences to you if one or more of the entities whose stock is included in the underlying indices is or becomes a PFIC or a USRPHC.

Under current law, while the matter is not entirely clear, individual non-U.S. holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Trigger PLUS is likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their tax advisors regarding the U.S. federal estate tax consequences of investing in the Trigger PLUS.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, Internal Revenue Service guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2019. Based on the Issuer’s determination that the Trigger PLUS is not a “delta-one” instrument, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Trigger PLUS. However, it is possible that the Trigger PLUS could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the underlying indices or the

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Principal at Risk Securities

PLUS, and following such occurrence the Trigger PLUS could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the underlying indices or the Trigger PLUS should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Trigger PLUS and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

The IRS has announced that withholding under the Foreign Account Tax Compliance Act (as discussed in the accompanying prospectus supplement) on payments of gross proceeds from a sale, exchange, redemption, or other disposition of a Trigger PLUS will only apply to dispositions after December 31, 2018.

For a further discussion of U.S. federal income tax consequences related to each Trigger PLUS, see the section “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

Calculation agent:	HSBC USA Inc., or one of its affiliates.
Supplemental plan of distribution (conflicts of interest):

Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the Trigger PLUS from HSBC for distribution to Morgan Stanley Wealth Management. HSBC Securities (USA) Inc. will act as agent for the Trigger PLUS, will receive a fee of $0.25 per $10 stated principal amount, and will pay Morgan Stanley Wealth Management a fixed sales commission of $0.20 for each Trigger PLUS they sell. Of the amount per $10 stated principal amount received by HSBC Securities (USA) Inc., acting as agent for HSBC, HSBC Securities (USA) Inc. will pay Morgan Stanley Wealth Management a structuring fee of $0.05 for each Trigger PLUS.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions after the initial sale of the Trigger PLUS, but is under no obligation to make a market in the Trigger PLUS and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-59 in the prospectus supplement.

Events of default and acceleration:

If the Trigger PLUS have become immediately due and payable following an event of default (as defined in the accompanying prospectus) with respect to the Trigger PLUS, the calculation agent will determine the accelerated payment at maturity due and payable in the same general manner as described in “payment at maturity” in this free writing prospectus. In such a case, the third scheduled trading day for an underlying index immediately preceding the date of acceleration will be used as the valuation date for purposes of determining its accelerated final level. If a market disruption event exists on that scheduled trading day, then the accelerated valuation date will be postponed for up to five scheduled trading days (in the same general manner used for postponing the originally scheduled valuation date). The accelerated maturity date will be the fifth business day following such accelerated postponed valuation date.

For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

Where you can find more information:

This free writing prospectus relates to an offering of the Trigger PLUS linked to the underlying indices. The purchaser of a Trigger PLUS will acquire a senior unsecured debt security of HSBC USA Inc. We reserve the right to withdraw, cancel or modify any offering and to reject orders in whole or in part. Although the offering of Trigger PLUS relates to the underlying indices, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the underlying indices or any security comprising the underlying indices or as to the suitability of an investment in the Trigger PLUS.

HSBC has filed a registration statement (including a prospectus, a prospectus supplement and Equity Index Underlying Supplement) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus, prospectus supplement and Equity Index Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and Equity Index Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You should read this document together with the prospectus dated March 5, 2015, the prospectus supplement dated March 5, 2015 and Equity Index Underlying Supplement dated March 5, 2015. If the terms of the Trigger PLUS offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus, or Equity Index Underlying Supplement, the terms described in this free writing prospectus shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” herein, on page S-2 of the accompanying Equity Index Underlying Supplement and page S-1 of the accompanying prospectus supplement, as the Trigger PLUS involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Trigger PLUS. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

You may access these documents on the SEC web site at www.sec.gov as follows:

The Equity Index Underlying Supplement at:

http://www.sec.gov/Archives/edgar/data/83246/000114420415014327/v403626_424b2.htm

The prospectus supplement at:

http://www.sec.gov/Archives/edgar/data/83246/000114420415014311/v403645_424b2.htm

The prospectus at:

http://www.sec.gov/Archives/edgar/data/83246/000119312515078931/d884345d424b3.htm

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Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

This document provides a summary of the terms and conditions of the Trigger PLUS. We encourage you to read the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus for this offering, which can be accessed via the hyperlinks above.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are service marks of Morgan Stanley.

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